UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 27, 2018

Rex Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

366 Walker Drive

State College, Pennsylvania 16801

(Address of Principal Executive Office and Zip Code)

(814) 278-7267

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On May 3, 2018, Rex Energy Corporation (“Rex Energy” or the “Company”), certain of its subsidiaries and certain holders (the “Holders”) of 1.00%/8.00% Senior Secured Second Lien Notes due 2020 issued by the Company pursuant to an Indenture, dated as of March 31, 2016 (the “Indenture”), among the Company, as issuer, certain of its subsidiaries and affiliates, as guarantors, and Wilmington Savings Fund Society FSB, as trustee (the “Trustee”), entered into a Forbearance Agreement, pursuant to which the Holders agreed to forebear, and to direct the Trustee to forbear, through May 9, 2018 (unless certain specified circumstances cause an earlier termination), from exercising their rights and remedies under the Indenture in respect of certain defaults thereunder, including a default as a result of the Company’s failure to make an interest payment due under the Indenture (the “Second Lien Forbearance Agreement”). The Second Lien Forbearance Agreement does not cure or waive the existing defaults.

As previously reported, the Company is also party to a Third Forbearance Agreement, dated April 23, 2018 (the “Third Forbearance Agreement”), between Rex Energy, certain of its subsidiaries, Macquarie Bank Limited, in its capacity as the issuer of Letters of Credit under the Term Loan Credit Agreement, dated as of April 28, 2017 (the “Credit Agreement”), among the Company, as borrower, certain subsidiaries of the Company, as guarantors, Angelo, Gordon Energy Servicer, LLC, as administrative agent and collateral agent (the “Agent”), and the lenders party thereto (the “Lenders”), and the requisite Lenders. Pursuant to the Third Forbearance Agreement, the Agent and the Lenders agreed to forbear from exercising their rights and remedies under the Credit Agreement in respect of certain defaults and alleged defaults thereunder through May 2, 2018, unless certain specified circumstances caused an earlier termination of that forbearance (the “Forbearance Period”).

In accordance with the terms of the Third Forbearance Agreement, the Agent and the Borrower have agreed to extend the Forbearance Period through May 9, 2018.

The Company extended the Forbearance Period under the Third Forbearance Agreement and entered into the Second Lien Forbearance Agreement to provide the Company with additional time to continue discussions with its lenders and other stakeholders regarding potential transactions, and to continue considering strategic financing proposals that management believes may be beneficial to the Company and its stakeholders.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The Third Forbearance Agreement did not prevent the Agent from accelerating the amounts owed under the Credit Agreement, but prevented the Agent from taking any enforcement actions with respect to any accelerated obligations during the Forbearance Period. Accordingly, on April 27, 2018, the Company received from the Agent a written notice of acceleration of the outstanding amounts due under the Credit Agreement, including notes and loans, together with all accrued interest thereon, all fees, any yield maintenance amount, any call protection amount and any other similar amounts thereon (the “Notice of Acceleration”). As a result of the Notice of Acceleration, the aggregate amount due under the Credit Agreement is approximately $255 million, not including any yield maintenance and call protection amounts due pursuant to the terms of the Credit Agreement. However, because the Forbearance Period is in effect and continuing, the Agent is prevented from taking any enforcement actions with respect to the accelerated amounts. The description of the Credit Agreement, the Third Forbearance Agreement and the extension of the Forbearance Period set forth in Item 1.01 of this Form 8-K is incorporated by reference in this Item 2.04.

The receipt of the Notice of Acceleration is an event of default under the Indenture and the indentures governing the Company’s unsecured 8.875% Senior Notes due 2020 and 6.250% Senior Notes due 2022.

Cautionary Note Regarding Forward-Looking Statements

Certain Statements in this Form 8-K and the exhibits hereto that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company believes these statements and the assumptions and estimates contained therein are reasonable based on information that is currently available to it. However, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties, both known and unknown, and the Company cannot assure that the Company can or will meet the goals, expectations and projections. Any number of factors could cause our actual results to be materially different from those expressed or implied in the Company’s forward looking statements. Further information on the risks and uncertainties that may affect our business is available in the Company’s filings with the SEC, and the Company strongly encourages readers to review and understand those risks. The Company does not assume or undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX ENERGY CORPORATION

Date: May 3, 2018	By:	/s/ Curtis J. Walker
	Name:	Curtis J. Walker
	Title:	Chief Financial Officer